Exhibit 2

British American Tobacco p.l.c. (the “Company”)

Notification and public disclosure of transactions by persons discharging managerial responsibilities and persons closely associated with them

1	Details of the person discharging managerial responsibilities/person closely associated
a)	Name	Holly Keller Koeppel
2	Reason for the notification
a)	Position/status	Non-Executive Director
b)	Initial notification /Amendment	Initial notification
3	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	British American Tobacco p.l.c.
b)	LEI	213800FKA5MF17RJKT63
4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code
Deferred Stock Units (“DSUs”) tracking the value of British American Tobacco p.l.c. American Depositary Shares (“ADSs”) in accordance with the terms of the Reynolds American Inc. (“RAI”) Amended and Restated Deferred Compensation Plan.

N/A because the transaction relates to financial instruments linked to the issuer's ADSs

b)	Nature of the transaction	Credit of additional DSUs by reference to the value of dividends declared on the ADSs underlying the DSUs.
c)	Price(s) and volume(s)
		Price(s)	Volume(s)
		$Nil	514.65

d)	Aggregated information - Aggregated volume - Price	514.65 $Nil
e)	Date of the transaction	2021-08-19
f)	Place of the transaction	Outside a trading venue

Name of officer of issuer responsible for making notification: Oliver Martin Date of notification: 23 August 2021